Exhibit 3
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13D (including amendments thereto) with respect to the common stock, $0.0001 par value per share, of Targanta Therapeutics Corporation, a Delaware corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by Section 13d-1(k)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.
Dated: January 22, 2009

THE MEDICINES COMPANY
/s/ Paul M. Antinori
Paul M. Antinori
General Counsel & Senior Vice President
Dated: January 22, 2009

BOXFORD SUBSIDIARY CORPORATION
/s/ Paul M. Antinori
Paul M. Antinori
Secretary